ADMINISTRATIVE  SERVICES  AGREEMENT


This Administrative Services Agreement ("Agreement") is hereby entered into by State and County Mutual Fire Insurance Company ("Company"), Vaughn General Agency, Inc. ("General Agent") and American Hallmark General Agency, Inc. ("Program Administrator").

WHEREAS, Dorinco Reinsurance Company ("Reinsurer"), General Agent, Company and Program Administrator have entered into a 100% Quota Share Reinsurance Agreement ("Reinsurance Agreement") and Reinsurer, Company and General Agent have entered into a General Agency Agreement ("GA Agreement"), of which both agreements are incorporated herein by reference, by which General Agent shall produce private passenger automobile insurance business on behalf of Company and Reinsurer shall reinsure Company for 100% of the liability of said business.

WHEREAS, the Reinsurance Agreement requires Program Administrator to perform all administrative functions for the aforementioned automobile insurance business and provides for payment to Program Administrator for, among other things, loss adjustment administration, professional consulting and other administrative services.

NOW THEREFORE the parties to this Agreement hereby agree as follows:


             DUTIES  AND  FUNCTIONS OF PROGRAM ADMINISTRATOR

1. The establishment of and maintenance of the bank account referred to in Article II, paragraph 2.01 of the GA Agreement ("Premium Account").

2. The collection of premiums remitted by General Agent, sub-agents or insureds on insurance business written under the terms of the Reinsurance Agreement. Such premiums shall be deposited to the Premium Account.

3. Cash disbursements from the Premium Account. Such disbursements shall be limited to payment of claims, claims expenses, reinsurance premiums, return premiums, cash management fees, professional consulting fees, commissions due General Agent, premium taxes and fees due to Company. All cash disbursements from the Premium Account are to be in compliance with those disbursements authorized by this Agreement, the Reinsurance Agreement and GA Agreement.

4. The selection, appointment, supervision and compensation of claims adjusting firm(s) and/or independent claims adjusters, as provided for in Article I, paragraph 1.04 of the GA Agreement, to settle claims on business written under the terms of the Reinsurance Agreement.

5. The supervision of loss settlements and total responsibility for assuring that all claims, on business written under the terms of the Reinsurance Agreement, are settled and that all provisions of Articles XV, XVI, XVII of the Reinsurance Agreement are adhered to and properly accounted for.

6. Accumulate accounts and reports referred to in Article XIV of the Reinsurance Agreement, Article II paragraph 2.02 of the GA Agreement and Article V paragraph 5.04 of the GA Agreement and furnish Company and Reinsurer, on behalf of General Agent, with said reports, on a timely basis, as required in the respective agreements.


                  COMPENSATION OF PROGRAM ADMINISTRATOR

1. G e n eral Agent shall pay to the Program Administrator, as compensation for cash management services, a Cash Management Fee equal to one percent (1%) of the Net Collected Premiums (as defined in Article XI of the Reinsurance Agreement) on insurance written under the terms of the Reinsurance Agreement plus fifty percent (50%) of the remaining policy fees, net of the corresponding ceding fees and premium taxes, related to this same business. This Cash Management fee is payable to Program Administrator ten (10) days after the end of the month in which the Net Collected Premiums are collected and shall be paid from the Premium Account and netted against payments due to General Agent.

2. In addition to the above Cash Management Fee, General Agent agrees to pay to Program Administrator a Provisional Administration Fee equal to fifty percent (50%) of any commission earned by General
     Agent  in  excess  of the adjusted ceding commission referred to in
     Article XII, paragraph 12.02 of the Reinsurance Agreement. This Provisional Administration Fee is payable to Program Administrator ten (10) days after the end of the month in which said commission is determined to have been earned by General Agent and shall be paid from the Premium Account and netted against commission payments due to General Agent.

3. In consideration for administrative and consulting services within the terms of the Reinsurance Agreement, Reinsurer has agreed to pay to Program Administrator, pursuant to Article XV, paragraph 15.01, on behalf of the Company, an Administrative and Consulting Fee equal to seven percent (7%) of the ceded earned premium of insurance business written under the terms of the Reinsurance Agreement. This Administrative and Consulting Fee is payable to Program Administrator ten (10) days after the end of the month in which the ceded premium is earned. In addition, the amounts payable by Reinsurer under Article XV, paragraph 15.01 of the Reinsurance Agreement shall be payable to the Program Administrator upon presentation of proper documentation and shall be paid from the Premium Account.

4. Program Administrator and General Agent will share equally, interest and other investment income, less bank service charges, if any, earned or generated by monies on deposit in the Premium Account. This investment income will be paid to the respective recipients from the Premium Account ten (10) days after the end of the month in which earned.

                                  TERM

The effective date of this Agreement is at 12:01 a.m., Central Standard Time, January 1, 1997 and shall remain continuously in force for a period of three (3) years, unless, (1) terminated by mutual consent of the Program Administrator, General Agent and Company, (2) Reinsurer requests termination (in which case this Agreement shall terminate thirty (30) days after Reinsurer's written request to terminate) or (3) the incurred losses, including IBNR, to premium earned (exclusive of policy fees) ratio exceeds seventy-five percent (75%) from inception, at any time during the term of of this agreement (in which case this Agreement shall terminate thirty days after Program Administrator's written notice of termination).

U p o n termination, all duties and functions of the Program Administrator, under this Agreement, shall cease, with the exception of the Program Administrator's responsibilities regarding the settlement of claims. Program Administrator's responsibilities under items 4 and 5 above under Duties and Responsibilities of Program Administrator shall continue for a period of twelve (12) months after termination of this Agreement. This responsibility shall be limited to the settlement of claims on insurance business for which Program Administrator has been compensated.


                    HOLD HARMLESS AND INDEMNIFICATION


Program Administrator and General Agent agree to and do hereby indemnify and hold Company harmless from any and all actions, proceedings, claims, demands, costs, damages, judgements, expenses, causes of action, suits, arbitrations, or proceedings of any kind, liabilities, losses ,claims (including bad faith, punitive damages, exemplary damages, fraud by agent or class action), damages, cost or expenses of attorneys or cost incurred by Company by reason of, arising out of, or relating in any way to its settling of claims pursuant to this Agreement, relating to any other matter under this agreement, or any action taken or not taken by Program Administrator or General Agent in breach of the terms of this Agreement, the Reinsurance Agreement or the GA Agreement.



WHEREAS, the Company. General Agent and Program Administrator have entered into this Agreement, now therefore a representative of each of these with authority to enter into this Agreement shall have affixed his signature hereto.

EXECUTED this        day of January, 1997.


STATE AND COUNTY MUTUAL FIRE INSURANCE COMPANY


Signature:

Name and Title:



VAUGHN GENERAL AGENCY, INC



Signature:

Name and Title:



AMERICAN HALLMARK GENERAL AGENCY, INC.


Signature:

Name and Title: